EXHIBIT 99.1

Quintana Maritime Limited Pandoras 13 & Kyprou Street 166 74 Glyfada Greece
NEWS RELEASE

QUINTANA MARITIME LIMITED TO
ACQUIRE TWO CAPESIZE BULK CARRIERS
Acquisitions Enhance Company’s Continued Growth and Profitability
ATHENS, Greece, September 8, 2005 - Quintana Maritime Limited today announced that it has entered into agreements to purchase two Capesize bulk carriers of 165,500 dwt each, Iron Beauty and Kirmar, built in 2001 by China Shipbuilding Corp. in Taiwan. Quintana expects to take delivery of these vessels between early October and mid-November 2005.
The total purchase price of the vessels is approximately $136.8 million. Quintana has advanced the sellers a cash deposit of $13.7 million, or 10% of the aggregate purchase price of the vessels. Quintana currently intends to fund the balance of the purchase price through a new $250 million revolving credit facility, for which it recently received commitments and which is expected to close by the end of September.
Quintana is buying Iron Beauty subject to an existing five-year time-charter contract, which started in May 2005, at a net daily rate of $35,131. The second vessel, Kirmar, is currently trading on the spot market.
Delivery of these two vessels will expand Quintana Maritime’s cargo-carrying capacity by 331,000 dwt, or 56.6%. After the acquisition is completed, Quintana’s 10-vessel fleet will consist of 8 Panamaxes and 2 Capesizes with total capacity of 916,072 dwt and an average age of 7.2 years.
Stamatis Molaris, Chief Executive Officer and President of Quintana Maritime, commented: “This acquisition is another milestone for Quintana, as we continue to expand our fleet. Consistent with our strategy to focus on larger dry bulk carriers, we are particularly excited to build a presence in the Capesize market. It also positions Quintana for continued growth and profitability while enabling the Company to continue providing customers with one of the most modern fleets in the dry bulk industry.

“Furthermore, consistent with our strategy of seeking profitable long term employment for our vessels, this acquisition enhances our cash flow visibility by adding significant revenues from the time charter attached to Iron Beauty.
“Overall, this acquisition enhances our ability to provide our shareholders with both significant earnings visibility and upside potential.”
UPDATED FLEET PROFILE

Vessel	Type	Dwt	Year Built	Age (in years)	Delivered to QMAR
Fearless 1	Panamax	73,427	1997	8	4/11/2005
King Coal	Panamax	72,873	1997	8	4/12/2005
Coal Glory	Panamax	73,670	1995	10	4/13/2005
Coal Age	Panamax	72,861	1997	8	5/4/2005
Iron Man	Panamax	72,861	1997	8	5/6/2005
Barbara	Panamax	73,390	1997	8	7/21/2005
Coal Pride	Panamax	72,600	1999	6	8/16/2005
Linda Leah	Panamax	73,390	1997	8	8/22/2005

Fleet on 9/7/2005	8 Vessels	585,072		8 years average

Iron Beauty	Capesize	165,500	2001	4	Expected early
					October 2005
Kirmar	Capesize	165,500	2001	4	Expected mid-
					November 2005
Total Fleet	10 Vessels	916,072		7.2 years average

ABOUT QUINTANA MARITIME LIMITED
Quintana Maritime Limited, based in Greece, is an international provider of dry bulk cargo marine transportation services. The company currently owns and operates a fleet of eight Panamax size vessels with a total carrying capacity of 585,072 dwt and an average age of approximately 8 years. It has also entered into agreements to acquire two additional Capesize vessels, which, upon delivery will increase the size of its fleet to 10 vessels with a total carrying capacity of 916,072 dwt and an average age of 7.2 years.

Forward Looking Statement
 This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Such statements include comments regarding expected revenues and time charters. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the demand for dry bulk vessels, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Company Contact: Paul J. Cornell Chief Financial Officer Tel. 713-751-7525 E-mail: pcornell@quintanamaritime.com	Investor Relations/Financial Media: Paul Lampoutis Capital Link, Inc, New York Tel. 212-661-7566 E-mail: plampoutis@capitallink.com

05-08	-end-